Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Bank USA, as Buyer,

HomeBanc Mortgage Corporation, as a Seller

and

HomeBanc Corp., as a Seller

Dated as of February 24, 2006

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EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

SCHEDULE 2	Existing Indebtedness

EXHIBIT I	Form of Exception Loan Confirmation

EXHIBIT II	Form of Opinion Letter

EXHIBIT III	UCC Filing Jurisdictions

EXHIBIT IV	Authorized Representatives

EXHIBIT V	Responsible Officers

EXHIBIT VI	Form of Section 8 Certificate

EXHIBIT VII	Underwriting Guidelines

EXHIBIT VIII	Sellers’ Officer’s Certificate

EXHIBIT IX	Form of Irrevocable Instruction Letter

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of February 24, 2006, among HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“HMC” and a “Seller”), HOMEBANC CORP., a Georgia corporation (“HB Corp.” and a “Seller” and, together with HMC, the “Sellers”) and MERRILL LYNCH BANK USA, a Utah industrial loan corporation (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the respective Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to either Seller such Mortgage Loans at a date certain after the related Purchase Date, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with either Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with either Seller. The Sellers hereby acknowledge that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Adjusted Tangible Net Worth” shall mean Tangible Net Worth plus the amount of any intercompany receivables from either Seller.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Security” shall mean a mortgage-backed security issued by an Agency.

“Agency Takeout Commitment” shall mean a commitment by an Agency to (a) purchase the Mortgage Loan under any of its cash purchase programs or (b) (i) swap one or more Mortgage Loans for an Agency Security, and (ii) sell the related Agency Security to a Takeout Investor.

“ALTA” shall mean the American Land Title Association or any successor in interest thereto.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of a Seller listed on Exhibit IV hereto, as such Exhibit IV may be amended from time to time.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean U.S. Bank National Association or any successor thereto, in its capacity as depository under the terms of the Irrevocable Instruction Letter and with respect to the Settlement Account and Disbursement Account.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed or any day on which the Federal Reserve Banks are closed.

“Buyer” shall mean Merrill Lynch Bank USA, its successors in interest and assigns and, with respect to Section 8, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Raise Period” shall mean the period of time beginning on November 30, 2005 until and including the earlier of (A) May 31, 2006 or (B) the date HB Corp. realizes proceeds from the 2006 public sale of at least an additional $50,000,000 of common equity offering.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A 1 or the equivalent thereof by S&P or P 1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(A) any transaction or event as a result of which HB Corp. ceases to own (whether directly or through one or more intermediaries) 100% of the stock of HMC;

(B) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(C) the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization, if more than 25% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean one or more accounts established by the Servicer, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by the Servicer.

“Conforming Mortgage Loan” shall mean a mortgage loan that (i) (a) conforms to the requirements of an Agency for securitization or cash purchase (b) is underwritten with more restrictive requirements than that of an Agency for securitization or cash purchase or (c) if underwritten with less restrictive requirements than that of an Agency, is eligible for sale to multiple Takeout Investors and (ii) is subject to an Agency Takeout Commitment including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans.

“Construction to Permanent Mortgage Loan” shall mean a Mortgage Loan made to a Mortgagor for the purpose of constructing a one-to-four family dwelling which Mortgage Loan is secured by a first lien on the related real estate and includes a dwelling constructed for occupancy by the related Mortgagor and/or for resale to a potential occupant. Construction to Permanent Mortgage Loans (other than Qualified Construction to Permanent Mortgage Loans) shall have a maximum maturity of twelve months from origination and shall have been originated in conformity with the Sellers’ Underwriting Guidelines.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean U.S. Bank National Association, or any successor thereto under the Custodial Agreement.

“Default” shall mean an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 30 days from the original Due Date for such Monthly Payment.

“Disbursement Account” shall mean the commercial deposit account described in Section 10(b) of this Repurchase Agreement which is established by the Bank, into which the Purchase Price for the Purchased Mortgage Loans shall be deposited.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 14.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become insolvent; or

(f) if such Person is a corporation, such Person, or any of its subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to each Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of such Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by such Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by such Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Exception Loan Confirmation” shall mean a confirmation letter in the form of Exhibit I hereto, or otherwise in writing, which shall be delivered by Buyer with respect to each Transaction involving an Exception Mortgage Loan.

“Exception Mortgage Loan” shall mean any Mortgage Loan which is otherwise ineligible for purchase hereunder or which becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion. The Purchase Price, Market Value, Pricing Rate and Margin Deficit shall be determined by Buyer in its sole good faith discretion. Buyer may, at any time and in its sole discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have a market value of zero. Upon 30 days prior written notice, Buyer may charge Sellers a fee of $10 with respect to each Mortgage Loan which is approved as an Exception Mortgage Loan.

“Expenses” shall mean all present and future expenses reasonably incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any Uniform Commercial Code financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fees” shall have the meaning set forth in the Pricing Side Letter.

“FICO” shall mean Fair Isaac & Co., or any successor thereto.

“Financial Statements” shall mean the consolidated financial statements of the Sellers prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Ernst & Young LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” shall mean a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index on each Interest Rate Adjustment Date in order to determine the related Mortgage Interest Rate for such Mortgage Loan.

“Ground Lease” means the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HB Corp.” shall mean HomeBanc Corp., a Georgia corporation.

“High Cost Mortgage Loan” shall mean a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) which includes any single premium credit life or accident and health insurance or disability insurance.

“HMC” shall mean HomeBanc Mortgage Corporation, a Delaware corporation.

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Index” shall mean, with respect to each adjustable rate Mortgage Loan, the index as provided in the related Mortgage Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and a counterparty acceptable to the Buyer, having terms acceptable to the Buyer.

“Investor Commitment” shall mean a mandatory forward purchase commitment to purchase a Mortgage Loan from a Seller from a purchaser acceptable to the Buyer.

“Irrevocable Instruction Letter” shall mean a letter, substantially in the form Exhibit IX hereto, and as amended from time to time, which instructs the Bank to follow the Buyer’s instructions with respect to the Settlement Account and Disbursement Account.

“Joint Seller” shall have the meaning set forth in Section 34 hereof.

“Jumbo Mortgage Loan” shall mean a first lien prime Mortgage Loan with a principal balance of not more than $750,000 that (i) (a) except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency or are eligible for pool insurance by an insurer acceptable to the Buyer; (b) is underwritten with more restrictive requirements than that of an Agency for securitization or cash purchase or (c) if underwritten with less restrictive requirements than that of an Agency, is eligible for sale to multiple Takeout Investors, and (ii) that either (a) will be sold or securitized by a Seller or (b) is subject to an Investor Commitment.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Rate” shall mean, with respect to each day, the rate per annum equal to the overnight British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a on Bloomberg), on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Buyer or its Affiliate is offered dollar deposits at or about 11:00 a.m., eastern standard time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations are then being conducted for delivery on such day for an overnight period and in an amount comparable to the amount of the Transactions expected to be outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” shall mean HB Corp’s unencumbered cash and Cash Equivalents.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Lot Loan” shall mean a mortgage loan (a) for the purpose of buying a vacant lot of land; (b) with a minimum FICO score of 680; (c) with a maximum maturity of twelve months from origination and (d) originated in accordance with the Underwriting Guidelines.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Mortgage Loan or Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by Buyer or its Affiliate in its sole good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of either Seller, (b) the ability of either Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased Mortgage Loans.

“Maximum Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“ML Investor Mortgage Loan” shall mean a Mortgage Loan which is subject to a Takeout Commitment where the Buyer or any of its Affiliates is the Takeout Investor.

“MLMCI Facility” shall mean that certain Master Repurchase Agreement between Merrill Lynch Mortgage Capital, Inc., HMC and HB Corp., dated as of February 27, 2002, as amended from time to time.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit I to the Custodial Agreement.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” shall mean, with respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory” or “threshold” under applicable federal, state or local law, or which has been expressly categorized as an “unfair” or “deceptive” term, condition, or practice in any applicable federal, state or local law dealing with “predatory” or “high cost” mortgage lending.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a Seller’s Mortgage Loan Schedule as set forth in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Loan Servicing Report” shall mean a report delivered electronically as agreed to between Buyer and Sellers no later than the tenth (10th) day of each month (or if such date is not a Business Day, the next preceding Business Day), or upon the request of Buyer, which sets forth the following information with respect to each Purchased Mortgage Loan (and any Mortgage Loan as to which a Transaction has been requested but not yet funded): loan number, original principal balance, current principal balance, interest rate and last payment date (paid to date) and such other information as may be reasonable requested by Buyer.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 8(a) hereof.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan secured by a Mortgaged Property which is not occupied by the related owner.

“Non-Recourse Indebtedness” shall mean all Indebtedness of HB Corp. and its Subsidiaries that is non-recourse to such party, including any term securitization.

“Obligations” shall mean (a) any amounts due and payable by either Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by either Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“OFAC” shall have the meaning set forth in Section 11(z) hereof.

“Other Taxes” shall have the meaning set forth in Section 8(b) hereof.

“Payment Date” shall mean the fifth Business Day of any month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by a Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Side Letter” shall mean that certain Pricing Side Letter, dated as of the date hereof, between Buyer and Sellers, as the same may be amended from time to time.

“Pricing Spread” shall have the meaning set forth in the Pricing Side Letter.

“Prohibited Person” shall have the meaning set forth in Section 11(z) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by a Seller to the Buyer or its designee.

“Purchase Price” shall mean with respect to any Purchased Mortgage Loan,

(a) on the Purchase Date, the Asset Value on such date as defined in the Pricing Side Letter; and

(b) thereafter, except where Buyer and such Seller agree otherwise, such Purchase Price decreased by the amount of any cash and Income actually received by Buyer from or on behalf of such Seller with respect to such Purchased Mortgage Loan pursuant to Sections 3(d), 4 and 6 or as required to reduce the Purchase Price pursuant to the terms of any Exception Mortgage Loan.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by a Seller to Buyer in a Transaction, such purchase being evidenced by the Trust Receipt and related Mortgage Loan Schedule delivered in accordance with the Custodial Agreement.

“Qualified Construction to Permanent Mortgage Loan” shall mean a Construction to Permanent Mortgage Loan which (a) has an unpaid principal balance of greater than $1,000,000 but less than $2,000,000 for which the related Mortgaged Property is located in the state of Florida and (b) has a maximum maturity of fifteen months from origination.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Subordinated Debt” shall mean, Indebtedness of the Sellers which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of such Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Sellers to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by a Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 9 hereof.

“Repurchase Date” shall mean the date on which a Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 15, or the date identified to Buyer by a Seller as the date that the related Mortgage Loan is to be sold pursuant to a Takeout Commitment.

“Repurchase Documents” shall mean this Repurchase Agreement, the Pricing Side Letter, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, the Irrevocable Instruction Letter, and any other account agreements set forth in this Repurchase Agreement and the Custodial Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to a Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Second Lien Mortgage Loan” shall mean a second lien Mortgage Loan (other than a Jumbo Mortgage Loan, Super Jumbo Mortgage Loan, Construction to Permanent Mortgage Loan, or a Lot Loan) which (i) is originated in accordance with the Underwriting Guidelines and (ii) is eligible for sale to Buyer, an Affiliate of Buyer or a Takeout Investor.

“Seller” shall mean each of HMC and HB Corp., or any successor in interest thereto.

“Servicer” shall mean HMC, or any other successor in interest thereto or any other Servicer approved by Buyer in its sole good faith discretion.

“Settlement Account” shall mean that certain commercial deposit account established by the Bank.

“Settlement Agent” with respect to any Transaction the subject of which is a Wet Ink Mortgage Loan, the entity approved by Buyer, in its reasonable discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Sellers otherwise at any time electronically or in writing.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Sublimits” shall mean those sublimits set forth in the Pricing Side Letter.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” shall mean a first or second lien Mortgage Loan which (a) is originated in accordance with the Underwriting Guidelines; (b) is eligible for sale to Buyer, an Affiliate of Buyer, or a Takeout Investor; (c) has a minimum FICO score of 500 and (d) has a maximum loan balance of $1,350,000.

“Super Jumbo Mortgage Loan” shall mean a first lien prime or sub-prime Mortgage Loan with a principal balance of greater than $750,000 but not more than $2,000,000 that (i) in the case of a prime mortgage loan, (a) except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency or are eligible for pool insurance by an insurer acceptable to the Buyer, (b) is underwritten with more restrictive requirements than that of an Agency for securitization or cash purchase or (c) if underwritten with less restrictive requirements than that of an Agency, is eligible for sale to multiple Takeout Investors, (ii) in the case of a sub-prime Mortgage Loan, conforms to the Underwriting Guidelines and (iii) that either (a) will be sold or securitized by a Seller or (b) is subject to an Investor Commitment.

“Takeout Commitment” shall mean an Agency Takeout Commitment or an Investor Commitment.

“Takeout Commitment Assignment” shall mean an assignment of an Investor Commitment to the Buyer.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer.

“Tangible Net Worth” shall mean, for any Person as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, and (ii) intangible assets, plus

(c) Qualified Subordinated Debt.

“Taxes” shall have the meaning set forth in Section 8(a) hereof.

“Termination Date” shall have the meaning set forth in the Pricing Side Letter.

“Termination Event” shall have the meaning set forth in Section 14.02 hereof.

“Total Liabilities” means all liabilities of HB Corp. and its Subsidiaries, including Non-Recourse Indebtedness, as, in accordance with GAAP, are reflected on HB Corp.’s consolidated balance sheet, and also including all contingent liabilities and obligations (including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations.)

“Total Recourse Liabilities” means Total Liabilities minus (i) Non-Recourse Indebtedness and (ii) Qualified Subordinated Debt.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Buyer to enter into a Transaction with respect to a Mortgage Loan, which request is evidenced by the submission of the Mortgage Loan Schedule which relates to such Mortgage Loan by a Seller to Buyer through Buyer’s designated website. For the avoidance of doubt such submission shall constitute a Transaction Request with no further action required by a Seller hereunder.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” shall mean (a) with respect to Conforming Mortgage Loans, the applicable Agency guidelines; (b) with respect to Construction to Permanent Mortgage Loans, Lot Loans, sub-prime Jumbo Mortgage Loans, sub-prime Super Jumbo Mortgage Loans, and Sub-Prime Mortgage Loans, the underwriting guidelines of the Sellers, attached hereto as Exhibit VII, and (c) with respect to prime Jumbo Mortgage Loans, and prime Super Jumbo Mortgage Loans, the applicable Agency guidelines, except with respect to the original principal balance thereof, provided, however, that the underwriting guidelines to which the prime Jumbo Mortgage Loans and prime Super Jumbo Mortgage Loans are underwritten (i) may have more restrictive requirements than that of an Agency for securitization or cash purchase or (ii) may have less restrictive requirements than that of an Agency if Mortgage Loans underwritten to such guidelines are eligible for sale to multiple Takeout Investors.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan (other than a Construction to Permanent Mortgage Loan or a Lot Loan) for which the Mortgage File has not been delivered to the Custodian.

“Wiring Instructions” shall mean, for each Mortgage Loan that is the subject of a Transaction Request, which shall include the loan identification number, unpaid principal balance and wiring directions for such Mortgage Loan.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties hereto;

(B) Pricing Side Letter. The Pricing Side Letter, duly executed by the parties thereto;

(C) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(D) Electronic Tracking Agreement. To the extent a Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver;

(E) Disbursement Account. The Disbursement Account shall be established with the Bank;

(F) Settlement Account. The Settlement Account shall be established with the Bank; and

(G) Irrevocable Instruction Letter. The Irrevocable Instruction Letter executed by the Sellers and acknowledged and agreed to by the Buyer and the Bank.

(ii) Opinions of Counsel.

(A) An opinion or opinions of in house counsel and outside counsel to the Sellers, substantially in the form of Exhibit II.

(iii) Sellers Organizational Documents. With respect of each Seller, a certificate of corporate existence of such Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of such Seller and of all corporate or other authority for such Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 or Form UCC-3.

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Sellers.

(vi) PMI Master Policies. A true and correct copy of any PMI master insurance policies covering any of the Purchased Mortgage Loans certified by an officer of the Sellers.

(vii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), upon receipt of a Transaction Request and, if applicable, upon receipt and review of the Mortgage File in accordance with Section 3(c), Buyer may enter into a Transaction with a Seller. This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with a Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with a Seller. Each Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(ii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Sellers in Section 12 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not (i) exceed the Maximum Purchase Price or (ii) exceed any applicable Sublimits;

(iv) The results of any diligence, including but not limited to a determination of Market Value and the Custodian’s review pursuant to the Custodial Agreement, which is performed by or on behalf of Buyer with respect to a Mortgage Loan which is the subject of a Transaction Request is acceptable to Buyer in its sole good faith discretion;

(v) None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Repurchase Agreement; or

(vi) Each Transaction Request delivered by a Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (v) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c) Initiation.

(i) Sellers shall provide notice to Buyer at the end of each Business Day of its best estimation of the number and dollar amount of Transaction Requests to be submitted on the following Business Day, it being understood that if more than twelve (12) Transaction Requests are delivered on a single Business Day or the dollar amount of such Transaction requests is greater in the aggregate than 25% of Sellers’ estimation, the Buyer will use reasonable efforts to effectuate such Transactions (subject to Buyer’s right to decline such Transactions in its discretion) but shall be under no obligation to do so;

(ii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans, by 3:00 p.m. (eastern standard time) on the related Purchase Date, a Seller shall have delivered a Transaction Request relating to the Wet-Ink Mortgage Loans for which a Transaction is requested;

(iii) With respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, a Seller shall deliver or cause to be delivered the related Transaction Requests and Mortgage Loan Servicing Report to Buyer and Mortgage Files to the Custodian in accordance with the Custodial Agreement as follows:

(A) if 40 or fewer such Mortgage Loans are requested to be purchased on a Purchase Date, such deliveries shall be prior to 11:00 a.m. (eastern standard time) on such requested Purchase Date;

(B) if between 40 and 150 such Mortgage Loans are requested to be purchased on a Purchase Date, such deliveries shall be prior to 11:00 a.m. (eastern standard time) on the Business Day immediately preceding such requested Purchase Date; and

(C) if more than 150 such Mortgage Loans are requested to be purchased on a Purchase Date, such deliveries shall be prior to 11:00 a.m. (eastern standard time) on the second Business Day preceding such requested Purchase Date;

(iv) In the event that such Transaction Request contains (A) incomplete data, (B) to Buyer’s knowledge, inaccurate data or (C) is not formatted properly, Buyer shall provide written or electronic notice to Sellers describing such error and Sellers shall correct such error and resubmit the Transaction Request. A Transaction Request with respect to any Mortgage Loan shall not be deemed to be delivered until a complete and correct Mortgage Loan Schedule has been received by Buyer.

(v) Each Transaction Request delivered by a Seller hereunder shall constitute a certification by Sellers that all the conditions set forth in Section 3(b) (other than Section 3(b)(v)) have been satisfied (both as of the date of Transaction Request and as of the date of the related Transaction).

(vi) Following receipt of such request, Buyer may agree to enter into such requested Transaction or may notify Sellers of its intention not to enter into such

Transaction. Subject to the provisions of this Section 3, the Purchase Price will be made available to Sellers by Buyer transferring immediately available funds in the aggregate amount of such Purchase Price in accordance with the Wiring Instructions. The funding of such requested Transaction, together with this Repurchase Agreement, shall be conclusive evidence of Buyer entering into, and the terms of the requested Transaction unless objected to by a Seller within two (2) Business Days. In the event of an Exception Mortgage Loan, Buyer shall specify the terms of such proposed Transaction in an Exception Loan Confirmation to be delivered to Sellers on or prior to the date of the Transaction. Such Exception Loan Confirmation, together with the terms of this Repurchase Agreement shall constitute conclusive evidence of the terms agreed between Buyer and Sellers with respect to the Transaction described therein. In the event of a conflict between the Exception Loan Confirmation and this Repurchase Agreement, the terms of the Exception Loan Confirmation shall govern with respect to the related Transaction. In any event, a Seller’s acceptance of the related proceeds shall constitute Sellers’ agreement to the terms of a Transaction.

(vii) Subject to the terms and conditions of this Repurchase Agreement, Sellers may repurchase and resell Mortgage Loans hereunder.

(viii) With respect to each Wet-Ink Mortgage Loan, by no later than the seventh (7th) Business Day following the applicable Purchase Date, a Seller shall have delivered to the Custodian the Mortgage File in accordance with the terms of the Custodial Agreement.

(ix) Each Seller hereby designates and authorizes the Buyer to act pursuant to the terms of the Irrevocable Instruction Letter which shall include the authority of the Buyer to give exclusive instructions to the Bank with respect to the Settlement Account and the Disbursement Account, including without limitation the movement of funds to effect disbursements, to pay the Repurchase Price, fees and Expenses and other Obligations owing from time to time by the Sellers hereunder including without limitation those obligations set forth in Sections 16 and 19 of this Repurchase Agreement.

(d) Repurchase

(i) Each Seller may repurchase a Purchased Mortgage Loan without penalty or premium on any date and such Seller shall repurchase a Purchased Mortgage Loan on the related Repurchase Date at the related Repurchase Price less any amounts transferred pursuant to Section 6 hereof. In the event that a Seller wishes to repurchase a Purchased Mortgage Loan, such Seller shall give at least one (1) Business Day’s prior written notice thereof to Buyer, which notice shall set forth (A) the Purchased Mortgage Loans to be repurchased, (B) the Repurchase Date and (C) the Repurchase Price thereof which shall be due and payable on the Repurchase Date specified therein. Upon Buyer’s receipt of an amount at least equal to such Repurchase Price on any Business Day prior to 3 p.m. (eastern standard time), such amount shall be applied to the Repurchase Price on that same Business Day. Any amounts received after 3 p.m. (eastern standard time) shall be deemed received by Buyer on the next Business Day.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the related Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 6) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Such Seller is obligated to obtain the Mortgage Files from Buyer or its designee at such Seller’s expense on the Repurchase Date.

(e) Request for Additional Purchase Price. With respect to any Construction to Permanent Mortgage Loan, the related Seller may submit a request for an additional Purchase Price in form and substance acceptable to Buyer.

(i) The amount of additional Purchase Price made available to the Sellers pursuant to this Section shall be added to the Purchase Price for the applicable Transaction.

(ii) Prior to the Buyer remitting the additional Purchase Price, the related Seller shall have delivered an inspection report and such other documents as reasonably requested, with respect to such Construction to Permanent Mortgage Loan to the Buyer and the Buyer shall have approved such inspection report.

(f) Exception Mortgage Loans. If, at any time, a Purchased Mortgage Loan causes any Sublimit to be exceeded or otherwise violates the terms of the Repurchase Agreement, Buyer may, in its sole discretion, redesignate the Asset Value of such Mortgage Loan to be zero or redesignate such Purchased Mortgage Loan as an Exception Mortgage Loan. If such Purchased Mortgage Loan has not been designated as an Exception Mortgage Loan, the related Seller shall immediately repurchase such Purchased Mortgage Loan at the Repurchase Price as set forth under Section 3(b) above. In the event that one or more Purchased Mortgage Loans violates the aging limitations set forth herein and such Seller has not otherwise notified Buyer within three (3) Business Days following the date on which such limits are exceeded, Buyer may bid, or solicit a bid from its Affiliate, for such Mortgage Loans whereby such Affiliate would offer to purchase such Mortgage Loans from such Seller by paying such Seller a price to be set by Buyer or such Affiliate in its sole discretion (a “Bid”); provided, however, that such Seller shall be responsible for the Repurchase Price relating to such Mortgage Loan. Such Seller, within three (3) Business Days of such Bid, shall either accept the Bid or immediately repurchase such Purchased Mortgage Loan at the Repurchase Price as set forth under Section 3(b) above. Such Seller shall pay Buyer a bid fee equal to $100 with respect to each Purchased Mortgage Loan on which Buyer or its Affiliate makes a Bid; provided, however, that if a Bid is accepted by such Seller pursuant to this Section 3(e) and the Purchased Mortgage Loan is acquired by Buyer or its Affiliate, such fee shall be waived.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) If at any time the Asset Value of all Purchased Mortgage Loans which are subject to Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by written notice to the related Seller (such notice, a “Margin Call”), require such Seller to transfer to Buyer or its designee cash at least equal to such Margin

Deficit. If Buyer delivers a Margin Call to such Seller on or prior to 10:00 a.m. (eastern time) on any Business Day, then such Seller shall transfer cash to Buyer no later than 5 p.m. (eastern time) that same Business Day. In the event Buyer delivers a Margin Call to such Seller after 10:00 a.m. (eastern time) on any Business Day, such Seller shall be required to transfer cash (subject to Section 4(b) below) no later than 5 p.m. (eastern time) on the subsequent Business Day. Any cash transferred to Buyer pursuant to this Section 4(a) shall be credited to the Repurchase Price of the related Transaction.

(b) In the event that a Margin Deficit exists with respect to the Purchased Mortgage Loans, Buyer may retain any funds received by it to which such Seller would otherwise be entitled hereunder, which funds shall be held against the Margin Deficit and which may be applied by Buyer against any Purchased Mortgage Loans to the extent the Margin Deficit remains otherwise unsatisfied.

(c) To the extent that no Event of Default shall have occurred and be continuing and in Buyer’s sole discretion, a Seller may satisfy a Margin Call by entering into a new Transaction pursuant to which Buyer may, and is hereby authorized to net from the proceeds to be remitted in connection therewith, the amount of any such Margin Deficit.

(d) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in accordance with Section 4(a) or to retain funds in accordance with Section 4(b) shall not in any way limit or waive Buyer’s rights under this Repurchase Agreement or impair its right to make a Margin Call at any time a Margin Deficit exists.

SECTION 5. PRICE DIFFERENTIAL; MONTHLY PAYMENT

On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed in writing, the accrued and unpaid Price Differential and Fees due and unpaid shall be settled in cash on each related Payment Date. Two (2) Business Days prior to the Payment Date, Buyer shall give the related Seller electronic or written notice of the amount (the “Monthly Payment Amount”) of the Price Differential and any Fees due on such Payment Date. On the Payment Date, such Seller shall pay to Buyer by wire transfer in immediately available funds the Monthly Payment Amount for such Payment Date (along with any other amounts to be paid pursuant to Section 4(b) and Section 6 hereof). Notwithstanding the preceding sentence, if such Seller fails to make all or part of the Monthly Payment Amount by 5:00 p.m. (eastern standard time) on any Payment Date, such Seller shall be obligated to pay Buyer (in addition to and together with the amount of the Monthly Payment Amount) interest on the unpaid amounts at a Pricing Rate equal to the Post-Default Rate until such amounts are received in full by Buyer.

SECTION 6. INCOME PAYMENTS

(a) If Income is paid with respect to any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing and provided that no Event of Default has occurred and is continuing, Buyer agrees that the Servicer shall deposit such Income to the Collection Account. On each Payment Date,

Sellers shall remit to Buyer the Price Differential as set forth in Section 5 of this Repurchase Agreement for the preceding month from such Income. To the extent that there is excess Income with respect to any Mortgage Loan after termination of the related Transaction, the parties may agree to apply such excess Income against the Repurchase Price of any other outstanding Transaction.

(b) In the event that an Event of Default has occurred and is continuing, or with respect to any Exception Mortgage Loan, if required in writing by Buyer, and notwithstanding any other provision set forth herein, Sellers shall promptly remit or cause to be promptly remitted to Buyer all Income with respect to the Purchased Mortgage Loans or the Exception Mortgage Loan, as the case may be, (i) which is on deposit in the Collection Account promptly upon written notice and (ii) with respect to Income received after the remittance described in (i) above, promptly after receipt thereof or, if so specified in writing by Buyer, on the related Payment Date or on such other date as Buyer notifies Sellers in writing.

(c) Notwithstanding any provision to the contrary in this Section 6, within two (2) Business Days of receipt by a Seller of any prepayment of principal equal to or greater than $25,000 (or, if less, a principal prepayment in full) with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Buyer and Buyer shall promptly apply such amount to reduce the Repurchase Price with respect to such Purchased Mortgage Loan,

(d) Notwithstanding any provision to the contrary in this Section 6, upon written notice by Buyer to the related Seller, such Seller shall remit or cause to be remitted all Income received by such Seller or Servicer on the Purchased Mortgage Loans in accordance with Buyer’s instructions no later than the day on which aggregate collections of principal and interest (excluding principal prepayments as described in (c) above) on the Purchased Mortgage Loans reaches an amount to be indicated by Buyer in its sole discretion.

SECTION 7. REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

SECTION 8. TAXES.

(a) Any and all payments by Sellers under or in respect of this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other governmental authority (collectively, “Taxes”), unless required by law. If a Seller shall be required under any applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to Buyer, (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other governmental authority in accordance with any applicable requirement of law, and (iii) the sum payable by such Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 8) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall Net Income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such

Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, each Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement (collectively, “Other Taxes”).

(c) Each Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Non-Excluded Taxes or Other Taxes, as the case may be. The indemnity by Sellers provided for in this Section 8(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Sellers under the indemnity set forth in this Section 8(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

SECTION 9. SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases and not loans (provided, however, that the parties intend to treat the Transactions as Indebtedness for accounting and tax purposes), in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by the Sellers of the Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Repurchase Documents (to the extent such Repurchase Documents and such Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Mortgage Loan, the Collection Account, the Settlement Account, the Disbursement Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, any accounts relating to any Purchased Mortgage Loan (including any interest of such Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, all collateral under any other secured debt facility between the Sellers or its Affiliates on the one hand and the Buyer and the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds)

and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

Each Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets without the Seller’s signature thereon as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 10. PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer as set forth in 10(b) below against the simultaneous transfer of the Purchase Price to the following account of Sellers: Account No. 2000028326560, for the account of Homebanc Mortgage Corp ML WH Settlement Account, Wachovia Bank, National Association, ABA No. 026005092 and approval of the release of such monies therefrom. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account. Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer or its designee against the simultaneous approval by the Buyer of the release of the Purchase Price in accordance with the Wiring Instructions. With respect to Purchased Mortgage Loans being sold by a Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, such Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans as set forth in this Repurchase Agreement and in the Custodial Agreement.

SECTION 11. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by any Seller.

SECTION 12. REPRESENTATIONS

Each Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from either Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. The Sellers have not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. Each Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated statements of income and retained earnings and of cash flows for such Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of such Seller ended March 31, 2005, June 30, 2005 and September 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for such Seller and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of such Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 30, 2004, there has been no material adverse change in the consolidated business, operations or financial condition of such Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is such Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. Such Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of such Seller except as heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. HMC is a corporation duly organized, validly existing and in good standing under the laws of Delaware. HB Corp. is a corporation duly organized, validly existing and in good standing under the laws of Georgia. Each Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by each Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within such Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents and (d) do not violate and are not in conflict with any indenture, agreement, document or instrument to which such Seller is a party, or by which it or any of its properties, any of the Repurchase Assets is bound or to which any of them is subject and except as may be provided by any Repurchase Document, will not result in the creation or imposition of any Lien upon any of the property or assets of such Seller pursuant to, any such indenture, agreement, document or instrument. The Sellers are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which each Seller is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting either Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Sellers before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i) Neither Seller has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. During the four months immediately preceding July 1, 2001, HB Corp.’s chief executive office was located in the state of Georgia. On the Effective Date, HB Corp.’s chief executive office is, and has been, located at 2002 Summit Blvd, Suite 100, Atlanta GA, 30319. HB Corp.’s jurisdiction of organization is Georgia.

(i) Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j) Filing and Payment of Taxes. The Sellers have filed on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules that are required to be filed by or in respect of it and has paid all taxes due pursuant to such returns, reports or other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Sellers in respect of taxes and other governmental charges are adequate. HB Corp. has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. HB Corp. for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code regarding any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Sellers in connection herewith are legal, valid and binding obligations of the Sellers and are enforceable against the Sellers in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform. Neither Seller believes, nor has any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed

(m) Material Adverse Effect. Since December 31, 2004, there has been no development or event nor, to either Seller’s knowledge, any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

(p) Adverse Selection. Neither Seller has selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Tangible Net Worth. On the initial Purchase Date, the Tangible Net Worth of HMC is not less than $10,000,000. On the initial Purchase Date, the Tangible Net Worth of HB Corp. is not less than $280,000,000.

(r) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Repurchase Agreement, other Indebtedness for borrowed money, or Indebtedness owed by HMC to HB Corp.) of Sellers existing on the date hereof does not exceed twenty million dollars ($20,000,000) in the aggregate.

(s) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of either Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of either Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to either Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(t) Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(u) Investment Company. Neither Seller is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of each Seller in accordance with GAAP) and each Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Neither Seller intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(w) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by either Seller to be incurred by either Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Sellers nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Sellers, each of their Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Sellers nor any of their Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Sellers nor any of their Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Sellers, any of their Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(x) Agency Approvals. HMC is an FHA Approved Mortgagee and a VA Approved Lender. HMC is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, HMC is in good standing, with no event having occurred or HMC having any reason whatsoever to believe or suspect will occur prior to the issuance of the consummation of the related Takeout Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make HMC unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. HMC has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(y) Mortgage Loans. No Purchased Mortgage Loan was previously purchased under the MLMCI Facility.

(z) No Prohibited Persons. Neither the Sellers nor any of their Affiliates or to each of the Seller’s knowledge, officers, directors, partners or members, is an entity or person (or to either Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

SECTION 13. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, each Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. Each Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law;

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v) Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 27 hereof.

(b) Taxes, Etc.

(i) Each Seller shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof.

(ii) Each Seller shall file on a timely basis all material federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay all taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(iii) HB Corp. shall not engage in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. HB Corp. for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code regarding any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(c) Notice of Proceedings or Adverse Change. Each Seller shall give notice to the Buyer immediately after a responsible officer of such Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default;

(ii) any (a) default or event of default under any Indebtedness of such Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against such Seller in any federal or state court or before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to such Seller;

(iii) any litigation or proceeding that is pending or threatened against (a) such Seller in which the amount involved exceeds $1,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a material change in the fidelity bond or insurance coverage of such Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of such Seller;

(C) the termination or nonrenewal of any debt facilities (or any portion thereof) of such Seller which have a maximum principal amount (or equivalent) available of more than $25,000,000.

(D) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

(E) any other event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in a Material Adverse Effect; and

(v) Promptly, but no later than one (1) month after such Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to such Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of each Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within sixty (60) days after the close of each of the Sellers’ first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) Within forty-five (45) days after the end of each calendar month, the unaudited balance sheets of each Seller as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each Seller for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit V hereto and certified by an executive officer of such Seller;

(v) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by such Seller, within 5 Business Days of their filing with the SEC; provided, that, such Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by such Seller or its affiliates, no later than 90 days after the end of the year;

(vi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of such Seller as the Buyer may reasonably request; and

(vii) At the request of the Buyer, each Seller shall provide to the Buyer documentation with respect to Construction to Permanent Mortgage Loans, including but not limited to documentation of additional draws and inspections of the related Mortgaged Property.

(e) Visitation and Inspection Rights. The Sellers shall permit the Buyer to inspect, and to discuss with a Seller’s officers, agents and auditors, the affairs, finances, and accounts of a Seller, the Repurchase Assets, and the Sellers’ books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Sellers to discuss with its officers, its affairs, finances, and accounts.

(f) Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Buyer for all reasonable expenses incurred by the Buyer on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

(g) Further Assurances. The Sellers shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers is responsible to occur under any Repurchase Assets or any Repurchase Document and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(h) True and Correct Information. All written information, reports, exhibits, schedules, financial statements or certificates of either Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of either Seller are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by either Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.

(i) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Sellers or any ERISA Affiliate thereof or any combination of such entities in excess of $500,000 the Sellers shall give the Buyer a written notice specifying the nature thereof, what action the Sellers or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Sellers shall furnish to the Buyer copies of (i) all notices received by the Sellers or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Sellers or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $500,000; and (iii) all funding waiver requests filed by the Sellers or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $500,000, and all communications received by the Sellers or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j) Financial Condition Covenants.

(i) Maintenance of Tangible Net Worth. HMC shall maintain a Tangible Net Worth of not less than $10,000,000.

(ii) Maintenance of Adjusted Tangible Net Worth for HB Corp. HB Corp. shall maintain an Adjusted Tangible Net Worth (on a consolidated basis with its Subsidiaries) of not less than Two Hundred Twenty Five Million Dollars ($225,000,000) plus an amount equal to eighty-five percent (85%) of the net proceeds realized by HB Corp from equity offerings after the date hereof.

(iii) Total Recourse Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. shall not permit the ratio of: (x) the Total Recourse Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis; to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis; to exceed 8.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years.

(iv) Total Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. shall not permit the ratio of: (x) the Total Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis, less Qualified Subordinated Debt; to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis, to exceed (A) 20.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years

(other than during the Capital Raise Period) or (B) 25.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years during the Capital Raise Period.

(v) Liquidity. HB Corp. shall ensure that, as of the end of each calendar month, it has Liquidity in an amount not less than $10,000,000.

(vi) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Repurchase Agreement, other Indebtedness for borrowed money, or Indebtedness owed by HMC to HB Corp.) of Sellers shall not exceed twenty million dollars ($20,000,000) in the aggregate.

(k) Hedging. If requested by the Buyer in writing, the Sellers shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Buyer’s written request, with a counterparty acceptable to Buyer, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.

(l) No Adverse Selection. Neither Seller shall select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(m) Mortgage Loan Schedule. If requested by Buyer, the respective Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Mortgage Loan Schedule. The respective Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to such Seller with the execution of this Repurchase Agreement.

(n) Insurance. The Sellers shall continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount at least equal to $5,000,000. The Sellers shall maintain a fidelity bond in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.

(o) Books and Records. The respective Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Security Interest. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which Sellers are responsible to occur under any Repurchase Assets or any Repurchase Documents and Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(q) Illegal Activities. Neither Seller shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(r) Material Change in Business. Neither Seller shall make any material change in the nature of its business as carried on at the date hereof.

(s) Limitation on Dividends and Distributions. Following the occurrence and during the continuation of Default or an Event of Default, neither Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in obligations of such Seller or any of such Seller’s consolidated Subsidiaries.

(t) Disposition of Assets; Liens. Neither Seller shall create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall either Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred.

(u) Transactions with Affiliates. Neither Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, however, that the terms of this clause shall not apply to a management fee in an amount up to $100,000 due annually to GTCR Fund VII, L.P.

(v) ERISA Matters. The Sellers shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Sellers or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $500,000.

(w) Consolidations, Mergers and Sales of Assets. Neither Seller shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that a Seller may merge or consolidate with another Person if such Seller is the corporation surviving such merger.

(x) Mortgage Loan Reports. The Sellers will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(y) Agency Approvals; Servicing. HMC shall maintain its status with Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”). HMC shall service all Purchased Mortgage Loans which are subject to an Agency Takeout Commitment in accordance with the applicable Agency guide. Should HMC, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, HMC shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, HMC shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(z) Guarantees. Neither Seller shall create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in such Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of the Sellers do not exceed $2,500,000.

(aa) Takeout Payments. With respect to each Mortgage Loan subject to a Takeout Commitment which has not been assigned to the Buyer pursuant to a Takeout Commitment Assignment, the Sellers shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer at the account set forth in Section 9 hereof, or to an account approved by the Buyer in writing prior to such payment. With respect to any Agency Takeout Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or the Buyer has approved the related Payee Number in writing in its sole discretion; With respect to any Takeout Commitment with an Agency for which the Agency is swapping the related Mortgage Loans for a mortgage backed security, the applicable Agency documents list Buyer as sole subscriber.

(bb) Underwriting Guidelines. Without the prior written consent of Buyer, HMC shall not materially amend or otherwise materially modify the Underwriting Guidelines. Without limiting the foregoing, in the event that HMC makes any amendment or modification to the Underwriting Guidelines, HMC shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(cc) Tax Service Contracts. Upon the request of Buyer, or automatically in the case of any Purchased Mortgage Loan subject to a Transaction hereunder for more than 90 days (other than Construction to Permanent Mortgage Loans), Sellers shall obtain tax service contracts with respect to each such Purchased Mortgage Loan.

(dd) Reserved.

(ee) Use of Proceeds. The Sellers shall not enter into Transactions hereunder with the intent to apply any of the Purchase Price to the outstanding repurchase price under the MLMCI Facility.

(ff) Mortgage Loans. The Sellers shall not enter into Transactions hereunder with Mortgage Loans previously purchased under the MLMCI Facility.

SECTION 14. EVENTS OF DEFAULT

Section 14.01 Events of Default. If any of the following events (each an “Event of Default”) occur, the Sellers and Buyer shall have the rights set forth in Section 15, as applicable:

(a) any Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) Expenses or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(b) the failure of either Seller to perform, comply with or observe any term, covenant or agreement applicable to either Seller contained in Sections 13(a)(i), (h), (j), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb), (ee) or (ff); or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by either Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of either Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) either Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d) either Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 14.01(b)) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 3 Business Days; or

(e) a judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against either Seller or any of its consolidated Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and neither Seller nor any such consolidated Subsidiary shall, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations in excess of $5,000,000 due by any Seller under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any indebtedness of any Seller, as applicable, to which the Buyer or any of Buyer’s Affiliates is a party or (iii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of any Seller, as applicable; or

(g) an Event of Insolvency shall have occurred with respect to either Seller; or

(h) for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) either Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) a Material Adverse Effect shall have occurred with regard to either Seller.

(k) The failure of HB Corp. to at any time continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code regarding dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by HB Corp. of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code.

(l) The failure of HB Corp. to satisfy any of the following asset or income tests:

(A) At the close of each taxable year, at least 75 percent of HB Corp.’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(B) At the close of each taxable year, at least 95 percent of HB Corp.’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to HB Corp. on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(C) At the close of each quarter of HB Corp.’s taxable years, at least 75 percent of the value of HB Corp.’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of HB Corp.’s operations, but not including receivables purchased from another person), and Government Securities; unless (1) the test described in this paragraph (c) has been satisfied as of the end of the immediately preceding quarter of HB Corp.’s taxable year, (2) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of HB Corp.’s taxable year, (3) HB Corp. delivers within 10 days of the end of the current quarter of HB Corp.’s taxable year to Buyer notice that such test is not satisfied, (4) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (5) an officer of HB Corp. certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.

(D) At the close of each quarter of each of HB Corp.’s taxable years, (i) not more than 25 percent of HB Corp.’s total asset value will be represented by securities (other than those described in paragraph 3), (ii) not more than 20 percent of HB Corp.’s total asset value will be represented by securities of one or more taxable HB Corp. subsidiaries, and (iii) (A) not more than 5 percent of the value of HB Corp.’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries), and (b) HB Corp. will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code); unless (1) the tests described in this paragraph (d) have been satisfied as of the end of the immediately preceding quarter of HB Corp.’s taxable year, (2) any of the tests described in this paragraph (d) is not satisfied as the result of the acquisition of a security or property during the current quarter of HB Corp.’s taxable year, (3) HB Corp. delivers within 10 days of the end of the current quarter of HB Corp.’s taxable year to Buyer notice that such test is not satisfied, (4) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (5) an officer of HB Corp. certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.”

(m) Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

Section 14.02 Termination Event. (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 14.02(b):

(i) the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

(ii) A Change in Control of either Seller, HBMC Holdings, LLC or Abetterwayhome Corp. shall have occurred.

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Mortgage Loans subject to a Transaction hereunder within 60 days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 15. REMEDIES

(a) If an Event of Default occurs and is continuing with respect to either Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of either Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Event of Insolvency of either Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase

Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers.

(iii) Upon the occurrence, and during the continuance, of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Asset Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with a Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Sellers to the Buyer or the Buyer’s Affiliates.

(v) The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance of an Event of Default without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, each Seller shall be liable to the Buyer for interest on any amounts owing by such Seller hereunder, from the date such Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this paragraph 14(d) shall be at a rate equal to the Pricing Rate in effect following an Event of Default.

SECTION 16. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Sellers agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such

Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable (under the circumstances) costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 16(b) and 27 hereof.

(c) The obligations of the Sellers from time to time to pay the Repurchase Price and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

SECTION 17. SERVICING

(a) Each Seller shall service the Mortgage Loans consistent with the degree of skill and care customarily required with respect to similar Mortgage Loans owned or managed by it and in accordance with all applicable industry standards. Each Seller shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with such Seller in accordance with Section 17(e) hereof.

(b) Each Seller shall hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The appropriate Seller shall deposit all collections received by the Sellers on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) Upon the occurrence and during the continuance of a Default or Event of Default hereunder, Buyer shall have the right to immediately terminate such Sellers’ right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(e) If either Seller should discover that, for any reason whatsoever, any entity responsible to a Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully such Seller’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, such Seller shall promptly notify Buyer.

SECTION 18. SINGLE AGREEMENT

Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 19. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of either Seller or any Affiliate thereof. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 20. NOTICES AND OTHER COMMUNICATIONS

(a) Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(b) Each Seller agrees that Buyer may share information with its Affiliates with regard to (i) Sellers and (ii) any Mortgage Loan (whether or not purchased by Buyer) which either Seller presents to Buyer for purchase.

SECTION 21. ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and each of the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 22. NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by either Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; provided, however that Buyer shall maintain, for review by the Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; and provided, further, that there shall not be more than five (5) “Buyers” hereunder at any one time. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by a Seller.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 8, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 8 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the transactions that has been furnished to the buyer by or on behalf of the Sellers or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this agreement in favor of any Federal Reserve Bank in accordance with regulation a of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this agreement, the parties hereto agree to negotiate in good faith an amendment to this agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 23. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 16 hereof shall survive the termination of this Repurchase Agreement.

SECTION 24. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 25. SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND EACH SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 26. NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 27. DUE DILIGENCE

The Sellers acknowledge that Buyer has the right to perform continuing Due Diligence Reviews with respect to the Mortgage Loans and the Sellers, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but no less than three (3) Business Day’s) prior notice unless an Event of Default shall have occurred or Buyer has a good faith belief that an Event of Default shall occur, in which case no notice is required, to the Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete Due Diligence Review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Sellers.

SECTION 28. BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, such Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and such Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

(b) Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) Each Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 15 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 29. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. Each Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to such Seller; and

(iii) no joint venture exists between the Buyer and such Seller.

(d) Repurchase Documents Mutually Drafted. The Sellers and the Buyer agree that this Repurchase Agreement and each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 30. CONFIDENTIALITY

The Buyer and each Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. The provisions set forth in this Section 30 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions to the taxpayer and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

SECTION 31. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

SECTION 32. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33. CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document, the documents shall control in the following order of priority: first, the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 34. JOINT AND SEVERAL OBLIGATIONS

Each of HMC and HB Corp. (the “Joint Sellers”) shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of either Joint Seller under this Repurchase Agreement. Accordingly, each Joint Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Joint Seller’s joint and several liability. Each Joint Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Joint Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Joint Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against either Joint Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Joint Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Joint Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Joint Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Joint Seller.

SECTION 35. ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 36. GENERAL INTERPRETIVE PRINCIPLES.

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration;

(g) all times specified herein or in any other Repurchase Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h) all references herein or in any Repurchase Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

SECTION 37. AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Exhibit IV are authorized, acting singly, to act for a Seller or Buyer, as the case may be, under this Repurchase Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

MERRILL LYNCH BANK USA

By:	/s/ James B. Cason
Title:	Vice President

Address for Notices:

650 3rd Avenue South
Suite 1500
Minneapolis, MN 55402

Attention: Teresa Rae Farley
Telecopier No.: (612) 336-7401
Telephone No.: (612) 336-7414

With a copy to:

4 World Financial Center
10th Floor
New York, New York 10080

Attention: James B. Cason
Telecopier No.: (212) 738-2700
Telephone No.: (212) 449-1219

SELLER:

HOMEBANC MORTGAGE CORPORATION

By:	/s/ James L. Krakau
Title:	Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100
Atlanta, Georgia 30319
Attention: Treasurer
Telecopier No.: 404-705-7915
Telephone No: 404-459-7720

SELLER:

HOMEBANC CORP.

By:	/s/ James L. Krakau
Title:	Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100
Atlanta, Georgia 30319
Attention: Treasurer
Telecopier No.: 404-705-7915
Telephone No: 404-459-7720

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Sellers represent and warrant to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Sellers’ knowledge, if it is discovered by either Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Sellers’ lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b) Payments Current. All payments required to be made up to the close of business on the closing date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c) No Outstanding Charges. There are no delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property. The Sellers have not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d) Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been

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executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the PMI Policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor of any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the related Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the least of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming either Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by either Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Neither Seller has engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other

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unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by either Seller;

(g) Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Sellers shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements;

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. The Sellers have not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor have the Sellers waived any default resulting from any action or inaction by the Mortgagor;

(i) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

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(iv) with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to Buyer. Except with respect to Second Lien Mortgage Loans and HELOCs that are (a) originated simultaneously with the corresponding first lien Mortgage Loan or (b) resubordinated to the first lien at the time of origination of the first lien, the Mortgaged Property was not, as of the date of origination or resubordiantion of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(j) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The applicable Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of each Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed;

(k) Full Disbursement of Proceeds. Except with respect to Construction to Permanent Mortgage Loans, the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(l) Ownership. The related Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement;

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(m) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state;

(n) Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the related Seller, its successors and assigns, as to the first priority lien or second priority lien of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in the paragraph entitled “Valid First or Second Lien” of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the related Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by either Seller;

(o) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Sellers nor their respective successors have waived any default, breach, violation or event of acceleration;

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(p) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(q) Location of Improvements; No Encroachments. Unless otherwise affirmatively insured by a lender’s title insurance policy, all improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgage Property is in violation of any applicable zoning law or regulation;

(r) Origination. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to s 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from the date of the Mortgage Note and, in the case of interest only loans, have no principal amortization for a period of more than 10 years and then fully amortize over a term which ends not more than 30 years from the date of the Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

(s) Payment Provisions. Interest payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. The Mortgage Note does not permit negative amortization. No Mortgage Loan is a convertible Mortgage Loan;

(t) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

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(u) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the Sellers with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Sellers and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Sellers have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the related Seller for any work on a Mortgaged Property which has not been completed. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(v) Mortgaged Property Undamaged. The Mortgaged Property is free of damage by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty and waste, and there is no proceeding pending for the total or partial condemnation thereof;

(w) Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. The Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified either Seller and neither Seller has knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(x) Conformance with Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated which underwriting standards, with respect to Conforming Mortgage Loans and Jumbo Mortgage Loans, satisfy the standards of Fannie Mae and Freddie Mac under one of their respective home mortgage purchase programs (except that (a) the principal balance of Jumbo Mortgage Loans may have exceeded the limits of Fannie Mae and Freddie Mac or (b) is underwritten with more restrictive requirements than that of Fannie Mae and Freddie Mac or (c) if underwritten with less restrictive requirements than that of an Agency, is eligible for sale to multiple Takeout Investors); and the Mortgage Note and Mortgage are on forms acceptable to Fannie Mae and Freddie Mac;

(y) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

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(z) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of Fannie Mae and Freddie Mac or the Underwriting Guidelines and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the related Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(aa) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(bb) No Buydown Provisions; No Graduated Payments or Contingent Interests. Other than those Mortgage Loans acceptable for purchase by an Agency, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by a Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(cc) Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans in the case of fixed rate mortgage loans, and adjustable rate mortgage loans in the case of adjustable rate mortgage loans and rescission materials with respect to refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(dd) No Construction Loans. Except with respect to Construction to Permanent Mortgage Loans, no Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(ee) Acceptable Investment. Neither Seller has any knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(ff) LTV, PMI Policy. No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of 100%. Each Mortgage Loan with an LTV at origination in excess of 80% is and will be subject to a Primary Mortgage Insurance Policy,

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issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by the applicable Underwriting Guidelines or Agency. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium;

(gg) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and except with respect to Second Lien Mortgage Loans, neither Seller has financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to either Seller or any Affiliate or correspondent of either Seller, except in connection with a refinanced Mortgage Loan.

(jj) Origination Date. Except as disclosed by the Sellers and approved by the Buyer in writing, the origination date is no earlier than sixty (60) days prior to the related Purchase Date.

(kk) No Exception. The Custodian has not noted any material exceptions on a Mortgage Loan Schedule and Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ll) Occupancy of Mortgaged Property. The Mortgaged Property is not unlawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(mm) No Misrepresentation or Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(nn) Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

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(oo) Consolidated Future Advances. Any principal advances made to the Mortgagor prior to the cut-off date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(pp) No Balloon Payment. No Mortgage Loan has a balloon payment feature;

(qq) Condominiums/ Planned Unit Developments. If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project (a) meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects or (b) is underwritten with more restrictive requirements than that of Fannie Mae and Freddie Mac or (c) is eligible for sale to multiple Takeout Investors;

(rr) Downpayment. The source of the down payment with respect to each Mortgage Loan has been fully verified by the Sellers;

(ss) Calculation of Interest. Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(tt) Environmental Matters. The Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither Seller nor, to either Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which either Seller is aware in which compliance with any environmental law, rule or regulation is an issue;

(uu) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) contains any term or condition, or involve any loan origination practice, that has been defined as “predatory” or “threshold” under applicable federal, state or local law, or which has been expressly categorized as an “unfair” or “deceptive” term, condition, or practice in any applicable federal, state or local law (or the regulations promulgated thereunder) dealing with “predatory” or “high cost” mortgage lending.

(vv) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property or subject to a Ground Lease located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence

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erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development. No portion of the Mortgaged Property is used for commercial purposes;

(ww) Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgage thereunder;

(xx) Soldiers’ and Sailors’ Relief Act. The Mortgagor has not notified either Seller, and neither Seller has any knowledge of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940;

(yy) No Denial of Insurance. No action, inaction, or event has occurred and no state exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance other than with respect to HomeBanc Title Partners, no commission, fee, or other compensation has been or will be received by either Seller or any designee of either Seller or any corporation in which either Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance. The Sellers have caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer;

(zz) Flood Certification Contract. The Sellers have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer;

(aaa) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Sellers, or is in the process of being recorded;

(bbb) Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan and held in a Seller’s name.

(ccc) Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ddd) Other Encumbrances. To the best of either Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

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(eee) Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule and Exception Report delivered to the Custodian and Buyer.

(fff) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(ggg) Prepayment Penalty. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by a Seller, and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(hhh) Servicing Practices. Each Mortgage Loan has been serviced in all material respects in compliance with those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and

(iii) Single-Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(jjj) Reserved.

(kkk) FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans. Each Mortgage Loan which is represented to Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by the related Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, the related Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act

Sch. 1-12

or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

(lll) Reserved.

(mmm) Ground Leases. With respect to each Mortgage Loan, for which the related Mortgaged Property is subject to a Ground Lease:

(i)	The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage, does not restrict the use of the Mortgaged Property by the lessee or its successors and assigns in a manner that would adversely affect the security provided by the related Mortgage, and there has not been a material change in the terms of the Ground Lease since its recordation, with the exception of written instruments which are part of the related Mortgage File;

(ii)	The Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related ground lessor’s related fee interest; and

(iii)	The Ground Lease either (i) has a term which extends not less than five years beyond the maturity date of the related Mortgage Loan or (ii) grants the lessee the option to extend the term of the lease for a period (in the aggregate) which exceeds five years beyond the maturity date of the related Mortgage Loan.

(nnn) Construction to Permanent Mortgage Loans. Each Construction to Permanent Mortgage Loan:

(i)	is secured by a first lien on the real property to which the construction plan relates, any improvements thereon, building materials, goods, supplies, fixtures, furnishings, and equipment to be incorporated in the improvements, whether or not stored on such real property or elsewhere, together with all rights of Mortgagor under policies of insurance covering such real property and all proceeds, refunds and payments relating thereto and all of Mortgagor’s rights under the construction contracts, architects’ contract, engineering contracts and other professional contracts and subcontracts (the “Contracts”), licenses and permits issued and/or obtained in connection with such construction;

(ii)	is documented by construction loan and security agreements which are standard of the construction loan documentation used in the industry by firms comparable to such Seller. Such documentation provides for compliance with all of the preconditions to additional amounts drawn

Sch. 1-13

under the terms of the related construction loan agreement, including, but not limited to (A) a clean title continuation, (B) the Construction to Permanent Mortgage Loan being in balance, (C) required equity having been previously or concurrently invested in the property, (D) compliance with local lien law provisions, (E) all approved change orders having been made in accordance with the provisions of the related construction loan agreement and (F) compliance with all requirements for establishing a first lien on all stored materials whether on or off site;

(iii)	the title insurance policy insuring the Construction to Permanent Mortgage Loan contains a pending disbursement endorsement or other similar endorsement insuring the full amount of the Construction to Permanent Mortgage Loan to be disbursed subject to the disbursement of the proceeds;

(iv)	all permits, licenses and approvals necessary or required pursuant to any Requirement of Law to construct the improvements in accordance with the approved plans and specifications have been obtained and approved by such Seller.

Sch. 1-14

SCHEDULE 2

EXISTING INDEBTEDNESS

LENDER	COMMITMENT AMOUNT
JPMorgan Chase Bank, as Agent for the Lenders	$500 million[1]

Fannie Mae As Soon as Pooled® Plus	All Fannie Mae eligible products

Fannie Mae As Soon as Pooled®	All Fannie Mae eligible products

JPMorgan Chase Bank, Master Repurchase Agreement	$500 million

Bear Stearns Mortgage Capital Corporation, Master Repurchase Agreement	$300 million

Wells Fargo Bank, N.A,, as trustee, Junior Subordinated Indenture	$51,547,000

[1]	364 day syndicated facility approved for up to $1.5 billion currently committed for $500 million.

Sch. 2-1

EXHIBIT I

FORM OF EXCEPTION LOAN CONFIRMATION

Exh. I-1

EXHIBIT II

FORM OF OPINIONS

Merrill Lynch Bank USA

4 World Financial Center

22nd Floor

New York, New York 10080

Dear Sirs and Mesdames:

You have requested our opinion as counsel to HomeBanc Mortgage Corporation, a corporation organized and existing under the laws of Delaware (a “Seller”) and HomeBanc Corp., a corporation organized and existing under the laws of Georgia (a “Seller”, together with HomeBanc Mortgage Corporation, the “Sellers”) with respect to certain matters in connection with that certain Master Repurchase Agreement governing purchases and sales of certain Mortgage Loans, dated February 24, 2006 (the “Repurchase Agreement”), by and between the Sellers and Merrill Lynch Bank USA (the “Buyer”), that certain Custodial Agreement, dated February 24, 2006 (the “Custodial Agreement”), by and among the Buyer, the Sellers, and U.S. Bank, National Association, as custodian (the “Custodian”), and that certain Collection Account Control Agreement, dated as of February 24, 2006 (the “Account Agreement”), among the Buyer, the Sellers, and Wachovia Bank, National Association as depository bank (the “Bank”). The Repurchase Agreement, the Custodial Agreement and the Account Agreement are hereinafter collectively referred to as the “Governing Agreement.” Capitalized terms not otherwise defined herein have the meanings set forth in the Repurchase Agreement.

[We] [I] have examined the following documents:

1.	the Repurchase Agreement;

2.	the Pricing Side Letter;

3.	the Custodial Agreement;

4.	the Electronic Tracking Agreement;

5.	the Irrevocable Instruction Letter;

6.	an unfiled copy of each financing statement listed on Schedule 1 (collectively, the “Financing Statements”) naming the applicable Seller as Debtor and the Buyer as Secured Party and describing the Repurchase Assets (as defined in the Repurchase Agreement) as to which security interests may be perfected by filing under the Uniform Commercial Code of the States listed on Schedule 1 (the “Filing Collateral”), which I understand will be filed in the filing offices listed on Schedule 1 (the “Filing Offices”);

Exh. II-1

7.	the reports listed on Schedule 2 as to UCC financing statements (collectively, the “UCC Search Report”);

8.	such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Sellers contained in the Repurchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to me [us] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1. HomeBanc Mortgage Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, and is in good standing under, the laws of the [State of                     ].

2. HomeBanc Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to transact business in, and is in good standing under, the laws of the [State of                     ].

3. Each Seller has all necessary corporate power to authorize, execute and deliver, and to perform its obligations under, the Governing Agreements.

4. The execution, delivery and performance by each Seller of the Governing Agreements to which it is a party, and the sales by each Seller and the pledge of the Repurchase Assets under the Repurchase Agreement have been duly authorized by all necessary corporate action on the part of each Seller. Each of the Governing Agreements have been executed and delivered by each Seller, and are legal, valid and binding agreements enforceable in accordance with their respective terms against each Seller, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Buyer’s purchase of the Purchased Mortgage Loans and/or security interest in the Purchased Mortgage Loans.

5. No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of either Seller for the execution, delivery or performance by such party of the Governing Agreements to which it is a party or for the sales by each Seller under the Repurchase Agreement or the sale of the Repurchase Assets to the Buyer and/or granting of a security interest to the Buyer in the Repurchase Assets, pursuant to the Repurchase Agreement.

6. The execution, delivery and performance by each Seller of, and the consummation of the transactions contemplated by the Governing Agreements to which it is a party do not and will not (a) violate any provision of either Seller’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or

Exh. II-2

decree of any court or governmental authority or agency or any arbitral award applicable to either Seller of which I [we] have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which either Seller is a party or by which it is bound or to which it is subject, or (except for the Liens created pursuant to the Repurchase Agreement) result in the creation or imposition of any Lien upon any Property of such party pursuant to the terms of any such agreement or instrument.

7. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against either Seller which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the properties, business or financial condition, or prospects of such party or in any material impairment of the right or ability of such party to carry on its business substantially as now conducted or in any material liability on the part of such party or which would draw into question the validity of the Governing Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of such party to perform under the terms of the Governing Agreements to which it is a party or the Mortgage Loans.

8. The Repurchase Agreement is effective to create, in favor of the Buyer, either a valid sale of the Repurchase Assets to the Buyer or a valid security interest under the Uniform Commercial Code in all of the right, title and interest of each Seller in, to and under the Repurchase Assets as collateral security for the payment of the Sellers’ obligations under the Repurchase Agreement, except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-306 of the Uniform Commercial Code, (b) the security interests in Repurchase Assets in which each Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Seller may be limited by Section 552 of the Bankruptcy Code

9. When the Purchased Mortgage Loans are delivered to the Buyer, the security interest referred to in Section 6 above in the Mortgage Loans will constitute a fully perfected first priority security interest in all right, title and interest of the related Seller therein.

10. (a) Upon the filing of financing statements on Form UCC-1 with respect to each Seller naming the Buyer as “Secured Party” and such Seller as a “Debtor”, and describing the Repurchase Assets, in the jurisdictions and recording offices listed on Schedule 1 attached hereto, the security interests referred to in Section 6 above will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of each Seller in, to and under such Repurchase Assets, which can be perfected by filing under the Uniform Commercial Code, or, will demonstrate a completion of the sale of the Mortgage Loans to the Buyer.

Exh. II-3

11. (b) The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Repurchase Assets as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Repurchase Assets prior to the effective dates of the UCC Search Report.

12. The provisions of the Irrevocable Instruction Letter are effective to cause the security interest of the Buyer in the Settlement Account and Disbursement Account to be a fully perfected first priority security interest therein.

13. Neither Seller is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

            Very truly yours,

Exh. II-4

EXHIBIT III

UCC FILING JURISDICTIONS

HomeBanc Mortgage Corporation – Delaware

HomeBanc Corp. – Georgia

Exh. III-1

EXHIBIT IV

AUTHORIZED REPRESENTATIVES

SELLER NOTICES

Name: Jim Krakau	Address:	2002 Summit Blvd, Suite 100
Telephone: 404-459-7720		Atlanta, Georgia 30319
Facsimile: 404-705-7915

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Repurchase Agreement:

Name	Title	Signature

Exh. IV-1

BUYER NOTICES

Name: James Cason	Address:	Merrill Lynch Bank USA
Telephone: (212) 449-1219		4 World Financial Center
Facsimile: (212) 449-3673		10th Floor
New York, New York 10080

Name: Teresa Rae Farley	Address:	650 3rd Avenue Suite 1500
Telephone: (612) 336-7401		Minneapolis, Minnesota 55402
Facsimile: (866) 303-2818

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Repurchase Agreement:

Name	Title	Authorized Signature
James Cason	Managing Director

Joseph Magnus	Director

John Winchester	Director

Karen Daoust	Vice President

Teresa Rae Farley	Director

Chris Czako	Vice President

Gene Nagotko	Director

Exh. IV-2

EXHIBIT V

RESPONSIBLE OFFICERS

Exh. V-1

EXHIBIT VI

FORM OF SECTION 8 CERTIFICATE

Reference is hereby made to the Repurchase Agreement dated as of February 24, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among [•] (the “Seller”) and Merrill Lunch Bank USA (the “Buyer”). Pursuant to the provisions of Section 8 of the Agreement, the undersigned hereby certifies that:

1.	It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Section 8 Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Agreement.

3.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of the Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to the Seller within the meaning of section 881(c)(3)(C) of the Code.

6.	Amounts paid to it under the Repurchase Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:
Title:

Date:                         ,

Exh. VI-1

EXHIBIT VII

Underwriting Guidelines

Exh. VII-1

EXHIBIT VIII

Sellers’ Officer’s Certificate

I,                             , do hereby certify that I am duly elected, qualified and authorized officer of HomeBanc Mortgage Corporation and HomeBanc Corp. (each a “Seller” and, together, the “Sellers”). This Certificate is delivered to you in connection with Section 13.01(d)(iv) of the Repurchase Agreement dated as of February 24, 2006, among the Sellers and Merrill Lynch Bank USA (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, each Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Tangible Net Worth. HMC has maintained a Tangible Net Worth of not less than $10,000,000.

(ii) Maintenance of Adjusted Tangible Net Worth for HB Corp. HB Corp. has maintained an Adjusted Tangible Net Worth (on a consolidated basis with its Subsidiaries) of not less than Two Hundred Ten Million Dollars ($225,000,000) plus an amount equal to eighty-five percent (85%) of the net proceeds realized by HB Corp from equity offerings after the date hereof.

(iii) Total Recourse Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. has not permitted the ratio of: (x) the Total Recourse Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis; to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis; to exceed 8.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years.

(iv) Total Liabilities to Adjusted Tangible Net Worth Ratio. HB Corp. shall not have permitted the ratio of: (x) the Total Liabilities of HB Corp. and its Subsidiaries, on a consolidated basis, less Qualified Subordinated Debt to (y) the Adjusted Tangible Net Worth of HB Corp. and its Subsidiaries, on a consolidated basis, to exceed (A) 20.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years (other than during the Capital Raise Period) or (B) 25.00:1.00 as of the end of any calendar month or any of HB Corp.’s fiscal quarters or fiscal years during the Capital Raise Period.

(v) Liquidity. HB Corp. has ensured that, as of the end of each calendar month, it has Liquidity in an amount not less than $10,000,000.

(vi) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement or other Indebtedness for borrowed money) of Sellers has not exceeded twenty million dollars ($20,000,000) in the aggregate.

(vii) Attached hereto as Schedule 1 is a true and correct list of all Mortgage Loans purchased by Buyer and held by the Custodian pending repurchase.

Exh. VIII-1

(viii) Attached hereto as Schedule 2 is a true and correct summary (consisting of numbers and dollar amounts) of all Mortgage Loans originated or acquired by Sellers for each calendar month during the calendar quarter ending on [DATE].

Exh. VIII-2

IN WITNESS WHEREOF, I have set my hand this          day of                     ,             .

By:
Name:
Title:

Exh. VIII-3

            [Schedule 1]

[to Officer’s Certificate]

List of Mortgage Loans Purchased

Exh. VIII-4

            [Schedule 2]

[to Officer’s Certificate]

Origination Summary

Exh. VIII-1

EXHIBIT IX

IRREVOCABLE INSTRUCTION LETTER

[To Be Issued on Corporate Letterhead of the Counterparty / Depositor]

                     20

Wachovia Bank, National Association

Mail Code NC 0817

401 South Tryon Street

Charlotte, North Carolina 28288

Attn: TS Risk Management, Designated Officer

Fax: 704. 374. 4224

IRREVOCABLE INSTRUCTION ON DEPOSIT ACCOUNTS

Ladies and Gentleman:

We refer you to our commercial deposit accounts number                                  (the “Settlement Account”) and number                                  (the “Disbursement Account”) that we have established with you in accordance with the terms and provisions of your Deposit Agreement and Disclosures for Commercial Accounts (as it may be amended from time to time, the “Deposit Agreement”).

We hereby notify you that, in accordance with the terms and provisions of certain agreements between us and Merrill Lynch Bank USA (“MLBUSA”) and between us and certain other parties, we have authorized and empowered MLBUSA to instruct you with regard to all activities in connection with, and disposition over all funds on deposit in, each of the Settlement Account and the Disbursement Account. Accordingly, we also hereby irrevocably instruct you to: (a) comply with all instructions that shall be given to you hereafter by (or shall be believed by you in good faith to have be given to you by) MLBUSA in accordance with requirements of the Deposit Agreement with regard to all activities permitted under the terms and provisions of the Deposit Agreement in connection with, and including instructions regarding disposition over all funds on deposit in, each of the Settlement Account and the Disbursement Account, without any further consent by us whatsoever and as if each such instruction had been given to you by us as the account holder thereof under the Deposit Agreement; and (b) not comply with any instruction whatsoever that shall be given to you hereafter by (or shall believed by you in good faith to have been given to you by) us in connection with the Settlement Account or the Disbursement Account. This Irrevocable Instruction on Deposit Accounts is our final instruction to you in connection with each of the Settlement Account and the Disbursement Account.

We indemnify you and hold you harmless against, and we shall reimburse in full you for, any loss, damage or expense (including attorneys’ reasonable fees and expenses, court costs and other expenses) that you shall incur as a result of your acknowledging or acting pursuant to this Irrevocable Instruction on Deposit Accounts.

Exh. IX-1

Please acknowledge your receipt of this Irrevocable Instruction on Deposit Accounts by signing this Irrevocable Instruction on Deposit Accounts and the enclosed copy hereof in the spaces provided below for same. Please thereupon return this acknowledged Irrevocable Instruction on Deposit Accounts to the undersigned and the enclosed acknowledged copy hereof to MLBUSA.

Very truly yours,

HOMEBANC MORTGAGE CORPORATION

By
Name:
Title:

HOMEBANC CORP.

By
Name:
Title:

Acknowledged and agreed this

         day of                         , 20

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Exh. IX-2

Acknowledged and agreed this

         day of                         , 20

MERRILL LYNCH BANK USA

By
Name:
Title:

Enclosure

cc: MLBUSA

Exh. IX-3